Exhibit 10.8

DATED

BETWEEN

The Parties whose names are listed in Schedule 1

as the Investors

AND

Mobile-health Network Solutions

as the Company

SUBSCRIPTION AGREEMENT

relating to Mobile-health Network Solutions

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	SUBSCRIPTION OF CLASS A SHARES	5
3.	SUBSCRIPTION CONSIDERATION	5
4.	CONDITIONS PRECEDENT	5
5.	CONDUCT BEFORE THE CLOSING	6
6.	REPRESENTATIONS AND WARRANTIES	7
7.	COMPANY’S LIABILITY	8
8.	INVESTOR’S WARRANTIES	8
9.	INVESTOR RIGHTS	9
10.	CLOSING AND PAYMENT OF CONSIDERATION	9
11.	POST-CLOSING UNDERTAKINGS	10
12.	TERMINATION	10
13.	CONFIDENTIALITY AND ANNOUNCEMENT	11
14.	MISCELLANEOUS	12
SCHEDULE 1		15
SCHEDULE 2		16
SCHEDULE 3		17
SCHEDULE 4		18
SCHEDULE 5		19

THIS AGREEMENT is dated

PARTIES

(1)	The parties whose names are listed in Schedule 1 (the “Investors”, and each an “Investor”); and

(2)	Mobile-health Network Solutions (Registration Number: CT-313720), a company duly incorporated in the Cayman Islands and having its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company”).

(Each a “Party” and together, the “Parties”).

WHEREAS

(A)	The Company was incorporated in the Cayman Islands on 28 July 2016 and has, at the date of this Agreement, an authorized share capital of US$50,000 divided into 25,000,000 Class A Shares of a nominal value of US$0.001 each (“Class A Shares”) and 25,000,000 Class B Shares of a nominal value of US$0.001 each (“Class B Shares”). The relevant particulars of the Group Companies (as defined below) are set out in Schedule 2.

(B)	The Company proposes to raise additional capital that will result in the Company receiving capital from the Investors at the Pre-Money Valuation (as defined below).

(C)	The Investors desire to invest in the Company and to subscribe for Class A Shares in the share capital of the Company, on the terms and subject to the conditions contained in this Agreement.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and in the Schedules, unless the context otherwise requires:

Accounts	means the audited (or unaudited if exempted from audit) financial statements, management reports, relevant balance sheets, profit and loss accounts, cash flow statements and related notes together with all documents which are or would be required by law to be annexed to the accounts of each of the Group Companies, to be laid down in a general meeting for the accounting period in question;

Act	means the Cayman Islands Companies Act (2021 Revision) and includes any provision thereof as from time to time modified or re-enacted;

Active Companies	means Manadr Pte. Ltd., Mobile Health Pte. Ltd. and 1HealthService Pte. Ltd.;

Affiliate	means any person or entity which the Company and/or the Founder, directly or indirectly, through one or more intermediaries or otherwise, control

Amended Articles	means the amended articles of association of the Company in the agreed form;

1

Applicable Laws	means, with respect to any person, any and all applicable constitutions, treaties, statutes, laws, by-laws, regulations, ordinances, codes, rules, rulings, judgments, rules of common law, orders, decrees, awards, injunctions or any form of decisions, determinations or requirements of or made or issued by, governmental, statutory, regulatory, administrative, supervisory or judicial authorities or bodies (including without limitation, any relevant stock exchange or securities council) or any court, arbitrator or tribunal with competent jurisdiction, whether in Singapore or elsewhere, as amended or modified from time to time, and to which such person is subject;

Articles	means the articles of association of the Company;

Board	means the board of directors of the Company;

Business	means the business of the Group Companies which is the provision of both online and offline medical related services, including but not limited to the telemedicine app, MaNaDr;

Business Day	means a day other than a Saturday, Sunday or public holiday in Singapore, on which banks are open in Singapore and the Cayman Islands for general commercial business;

Closing	means the fulfilment of the obligations for subscription by the Investors and the allotment, and issuance by the Company of Subscription Shares pursuant to Clause 10;

Closing Date	means the 3rd Business Day after the last of the conditions precedent in Clause 4.1 is satisfied or waived in accordance with this Agreement (or such other date as the Company and the Investors may agree);

Closing Provisions	means the Parties’ obligations as set out in Clause 10.2 and 10.3;

Company’s Bank Account	means the Company’s corporate bank account held with , under the account name Mobile-health Network Solutions, with the account number , and with SWIFT code ;

Confidential Information	means the terms of this Agreement, the terms of any preceding term sheet, any information received by any Party from another Party in relation to this Agreement which is confidential and proprietary to the disclosing Party (including any information which is marked as ‘confidential’ by the disclosing Party), but does not include any information which is or has become generally available in the public domain (other than through a breach of the confidentiality obligations in this Agreement);

Consolidated Group Audited Accounts	means the audited consolidated accounts of the Group Companies for the Financial Period;

Consolidated Group Management Accounts	means the unaudited consolidated accounts of the Group Companies for the Financial Period;

Consolidated Group Management Accounts Date	means 31 December 2022;

Consideration	shall have the meaning ascribed to it in Clause 3.1.1;

2

Data	means any data or information (including any personal data), in whatever form;

Encumbrance	means an interest or power reserved in or over an interest in any asset or created or otherwise arising in or over any interest in any asset under a security agreement, any mortgage, assignment of receivables, debenture, lien, hypothecation, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, restriction, third-party right or interest by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation and includes, without limitation, any other encumbrance, condition or security interest whatsoever;

Existing Shareholders’ Agreements	means the Terms of Agreement entered into by the Shareholders as at the date of such Agreement;

Financial Period	means the years ended 30 June 2021, 30 June 2022 and the six-months ended 31 December 2022;

Financial Year	means the period in respect of which an audited (or unaudited if exempted from audit) profit and loss account of each Group Company has or is to be prepared for the purpose of laying before each Group Company at its annual general meeting, and “Financial Quarter” shall mean every period of three consecutive months starting from the beginning of that Financial Year;

Founder	Dr Siaw Tung Yeng (Singapore NRIC Number ) of 2 Venture Drive, #07-06/07 Vision Exchange, Singapore 608526

Group or Group Companies	means collectively, the Company and its subsidiaries and their representative offices set out in Schedule 2;

IPO	means initial public offering of the securities of the Company on NASDAQ or such other stock exchange as may be approved by the Investors;

Key Persons	Means any key executives, including the Founder, who hold positions in the top management tier of the Company or other key members of the Group, such as chief executive officer, chief operating officer, chief financial officer, chief technological officer and other similar positions;

Lead Investor	means ICHAM Master Fund VCC – ICH Gemini Global Fund (Class A Participating Shares);

material nature	means the occurrence of any fact, matter, event or circumstance which directly relates to the Company and/or the Group that results in or could reasonably be expected to result in a material adverse effect amounting to a value of no less than US$100,000 on the net assets, business, liabilities, financial condition, or results of operations of the Company and/or the Group;

3

Pre-Money Valuation	means the pre-money valuation of the Company at S$ ;

Registry	means the Cayman Islands General Registry (or the Cayman Islands Company Registry, as the case may be);

shares	means shares in the share capital of the Company or its subsidiaries, as the case may be (whether Class A Shares or Class B Shares or any other class of shares);

Shareholders	means the shareholders of the Company;

Shareholders’ Resolution	means the resolution passed by the Shareholders;

S$	means the lawful currency of Singapore;

Subscription Shares	shall have the meaning ascribed to it in Clause 2.1.1;

Tax and Taxation	includes:

(a)	all forms of taxation, duties, impost, levies and rates whenever created or imposed in any and all relevant jurisdictions in which the Group Companies operate their business and without prejudice to the generality of the foregoing and where the context so admits, shall include income tax, property tax, capital duty, stamp duty, sales tax, payroll tax, withholding tax, rates, customs and excise duties, and generally any tax, duty, impost, levy or rate or any amount payable to the revenue customs or fiscal authorities of any and all relevant jurisdictions;

(b)	all amounts equal to any deprivation of any relief, allowance, set-off or deduction in computing profits or right to repayment of taxation granted by or pursuant to legislation concerning or otherwise relating to taxation; and

(c)	all costs, interest, penalties, charges and expenses incidental or in relation to any of the above;

US$	means the lawful currency of the United States of America;

Warranties	means the warranties contained in Clause 6 and Schedule 3;

Warrantor	means the Company; and

%	means percentage.

1.1	Headings are for convenience only and do not affect interpretation.

1.2	Words denoting the singular shall include the plural and vice versa, and references to one gender include the other gender.

1.3	Words denoting persons include individuals, corporations, companies, partnerships, firms, joint ventures, syndicates, or other business enterprises, and include their respective estates,personal representatives, successors in title or permitted assigns (as the case may be) and if there is more than one person, their obligations and liabilities shall be joint and several.

4

1.4	If a word or phrase is defined, its other grammatical forms have corresponding meaning.

1.5	Any reference to a recital, clause, schedule, or party is to the relevant recital, clause, schedule, or party of or to this Agreement, and any reference to this Agreement or any of its provisions include all amendments and modifications made to this Agreement in accordance with the terms herein from time to time in force.

1.6	Any reference to legislation, subsidiary legislation or other rules and regulations enacted by any government agency, body or other regulatory authority includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

1.7	Any reference to “writing” or cognate expressions includes any communications effected by telex, cable facsimile transmission, electronic mail, or other modes of reproducing words in visible form.

1.8	Any reference to an “agreement” includes any undertaking, deed, agreement, and legally enforceable arrangement whether in writing and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument, and document of any kind.

1.9	If any period is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any expiry of a period of time falls on a day which is not a Business Day, then that period is to be deemed to only expire on the next Business Day.

2.	SUBSCRIPTION OF CLASS A SHARES

2.1	Class A Shares

2.1.1	Subject to the terms and conditions of this Agreement, the Company shall allot and issue, and the Investors shall subscribe for the number of Class A Shares in the Company set out against the name of the relevant Investor in Schedule 1 (the “Subscription Shares”) (being in aggregate Class A Shares in the Company), free from all Encumbrances and ranking pari passu with all other existing Shares in respect of all voting rights, dividends, entitlements and privileges attached to the existing Shares as of and including the Closing Date.

3.	SUBSCRIPTION CONSIDERATION

3.1	Consideration

3.1.1	The consideration to be paid by the Investors for the allotment and issuance of the Subscription Shares (“Consideration”) shall be the amount as stated against their names in Schedule 1.

3.2	Use of Proceeds

The Company hereby undertakes to the Investors that, unless the Investors otherwise agree in writing, the proceeds received will be used for working capital and Business expansion.

4.	CONDITIONS PRECEDENT

4.1	The obligation of the Investors to subscribe and make payment for the Subscription Shares at Closing is conditional upon the Investors being satisfied in their absolute discretion that the following conditions have been fulfilled (if not otherwise waived by the Investors) on or prior to the Closing Date in accordance with this Clause 4:

(a)	all necessary approvals and consents (including from all relevant governmental or regulatory authorities and other third parties) (if any) having been obtained from all jurisdictions where the Group Companies have operations or subsidiaries in respect of the Company’s entry into this Agreement;

5

4.2	The Parties (other than the Investors) shall use their reasonable efforts to ensure that all conditions in Clause 4.1 will be fulfilled without delay and shall co-operate with each other to the extent reasonably required in order to fully effectuate the transactions contemplated herein.

4.3	If, at any time, any of the Company or the Founder becomes aware of a fact or circumstance that might prevent the satisfaction of any condition set out in Clause 4.1, it/he/she shall, as soon as reasonably practicable, inform the Investors of the matter.

4.4	In the event that any of the conditions in Clause 4.1 are not fulfilled or not waived by the Investors on or before the Closing, the Investors shall, by way of written notice, (a) elect to terminate this Agreement without liability on their part; (b) effect Closing as far as practicable; or (c) fix a new date for Closing in which the foregoing provisions in this Clause 4 shall apply.

5.	CONDUCT BEFORE THE CLOSING

5.1	From the date of this Agreement until the Closing (and except for any matter or thing hereafter done or omitted to be done to the extent required under this Agreement or otherwise at the request in writing or with the approval in writing of the Investors), the Company hereby undertakes with the Investors that the Company shall procure that:

(a)	the Group Companies shall take all reasonable steps to preserve and protect the Group Companies’ assets and goodwill (including its existing relationships with customers and suppliers) and act at all times in the best interests of the Group Companies;

(b)	the Group Companies shall carry on its operations in the ordinary and usual course of business, consistent with past practice and existing policies and in accordance with Applicable Laws;

(c)	upon reasonable advance notice and upon the request of any Investor, the Group Companies shall permit such Investor making such request to have any of their authorised directors, employees, representatives or agents, at such Investor’s own cost, visit and inspect any of the Group Companies’ properties and discuss any Group Company’s affairs, finances and accounts with its officers during normal business hours of the relevant Group Company;

(d)	the Company shall confer with the Investors on all matters of a material nature relating to the Group Companies and their businesses;

(e)	neither the Company nor any Group Company shall carry out or enter into any arrangement or agreement to carry out any action of a material nature which will materially and adversely impact the value of the Company and any Group Company, including the matters listed below:

(i)	the acquisition or disposal of any asset of the Company or any Group Company, in each case, involving consideration, expenditure or liabilities in excess of S$100,000; and

(ii)	the declaration, authorisation or payment by the Company or any Group Company of any dividend or other distribution (whether in cash, stock or in kind) or the reduction, purchase or redemption of any part of the paid-up share capital of the Company or Group Company (as the case may be); and

(f)	neither the Company nor any Group Company shall carry out or enter into any arrangement or agreement to carry out any action which will result in any change in their respective share capital, the management or constitution of their board of directors, or a change of control of the Company (save as otherwise contemplated under this Agreement) or a change in the Company’s control of any Group Company.

6

5.2	Nothing in Clause 5.1 shall operate so as to restrict or prevent any of the following:

(a)	any action required or expressly contemplated by this Agreement;

(b)	any action reasonably undertaken by the Company, the Founder or any Group Company in the case of an emergency or disaster or other serious incident or circumstance with the intention of minimising any adverse effect on the Company or any Group Company (and of which the Investors will be notified as soon as reasonably practicable);

(c)	taking any action that the Company, the Founder or any Group Company reasonably considers is required to be undertaken in order to comply with any law or regulation (including the requirements of any Applicable Laws) in the best interests of the Company or Group Company provided that the Company:

(i)	consult in good faith with the Investors prior to taking any such action to the extent reasonably practicable; and

(ii)	take account of any reasonable requests of the Investors with respect to such action.

5.3	The Company further undertakes with the Investors to notify the Investors in writing promptly if it/he becomes aware of any breach of the undertakings contained in this Clause 5.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Warrantor’s Representations and Warranties

6.1.1	Each of the Warrantors hereby jointly and severally represents, warrants, and undertakes to the Investors that each of the Warranties is true and accurate in all material respects, is not misleading in any material respect at the date of this Agreement, and that each will remain true and accurate in all material respects and is not misleading in any material respect on the Closing Date as if each has been repeated and given afresh on the Closing Date.

6.1.2	The Warranties are qualified to the extent fully, fairly and specifically disclosed with sufficient detail on the face of such document to enable the Investors to understand the nature and scope of its impact by any specific disclosures made by the Warrantors in writing, whether in agreed form, in response to queries or otherwise, providing explanation satisfactory to the Investors and detail to enable the Investors to clearly identify the nature, scope and implications of the matters so specifically disclosed.

6.2	Investors’ Reliance

Each of the Warrantors acknowledges and accepts that the Investors are entering into this Agreement in reliance upon the Warranties.

6.3	Warranties to be Independent

Each Warranty is to be construed independently and (subject to Clause 6.1.2 and any other exceptions provided for under this Agreement) is not limited by any provision of this Agreement or another Warranty. For the avoidance of doubt, nothing contained in Clause 6.1.2 reverses the Warrantors’ burden of proving that they are entitled to rely on the qualifications set out therein.

6.4	Awareness of the Warrantors

Any Warranty qualified by the Warrantors’ awareness, the expression “so far as the Warrantors are aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of the Warrantors and such knowledge that the Warrantors would have had if they had made reasonable enquiry of all relevant persons.

7

6.5	Notification

If prior to Closing, any event shall occur which results or may result in any of the Warranties being unfulfilled, untrue or incorrect at the date of this Agreement and/or at Closing, the Warrantors upon becoming aware of the same, shall as soon as reasonably possible, notify the Investors in writing prior to Closing and the Warrantors shall make all such investigations and/or do all such acts concerning the event or matter (including bearing the costs) which the Investors may reasonably require.

6.6	Warrantors’ Indemnities

6.6.1	The Company undertakes to indemnify and keep indemnified the Investors from and against all losses that may be suffered or incurred by the Investors which arise out of or result from:

(a)	any Tax liability incurred or payable by any of the Group Companies arising from any non-compliance under Applicable Laws in Singapore;

(b)	any breach of a covenant or undertaking of the Company contained in this Agreement or the Existing Shareholders’ Agreements; and

(c)	any omission or failure to register any of the Group Companies’ businesses or obtain business or operational licences or permits as required under Applicable Laws.

6.6.2	All amounts sought to be recovered by any Investor from the Company pursuant to Clause 6.6.1 shall be grossed up to exclude such Investor’s shareholding in the Company, to ensure that such Investor does not have to directly or indirectly bear a portion of such amounts by virtue of its shareholding in the Company.

7.	COMPANY’S LIABILITY

7.1	The liability of the Company under or pursuant to any of the provisions of this Agreement shall be joint and several. Any liability to the Investors under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by the Investors within their reasonable assessment as regards the Company under such liability without in any way prejudicing or affecting its rights against the other Parties under the same or a like liability whether joint or several or otherwise.

7.2	The Investors shall not be entitled to recover damages in respect of any claim or otherwise obtain reimbursement or restitution more than once in respect of the same amount of loss. For the avoidance of doubt, nothing in this Agreement shall in any way restrict or limit the general obligation at law of the Investor or each Group Company to mitigate any loss or damage which it may suffer in consequence of any breach by the Warrantors of the terms of the Agreement.

8.	INVESTOR’S WARRANTIES

8.1	Each Investor hereby represents, warrants, and undertakes to the Warrantors that the statements below are true, accurate and not misleading as at the date of this Agreement, and that they will remain true and accurate on the Closing Date as if they have been repeated and given afresh on the Closing Date:

8.2	Each Investor hereby represents, warrants, and undertakes to the Warrantors that:-

(a)	where such Investor is an individual, such Investor has attained the age of 21, is of sound mind and legal competence and have not been adjudged a bankrupt;

(b)	where such Investor is a corporation or entity, such Investor is duly organized and validly existing under the laws of is place of incorporation or establishment; and no steps have been taken or being taken to appoint a receiver, manager or liquidator over its assets or undertaking, or to wind up or dissolve the business of such Investor;

8

(c)	such Investor has the full power and authority to enter into and perform all obligations under this Agreement, and all other agreements and transactions contemplated in this Agreement, and all obligations hereby entered into and undertaken constitute valid and legally binding obligations enforceable against it;

(d)	the performance of its obligations under this Agreement, and all other agreements and transactions contemplated in this Agreement, will not result in:

(i)	a breach of its constitutional documents (if such Investor is a corporation or entity), or any instrument, contract, document, agreement or any other obligation to which such Investor is bound;

(ii)	a breach of any order, judgment or decree of any court, governmental agency or regulatory body having jurisdiction over each Investor; or

(iii)	a breach of any Applicable Laws,

(e)	such Investor shall have and maintains in effect at all times during the term of this Agreement, all licences, authorisations, permits, consents and approvals from the relevant governmental, regulatory or other competent authorities to perform its obligations under this Agreement;

(f)	on Closing, such Investor is or will be able to pay the Consideration as stated against such Investor’s name in Schedule 1 for the relevant Subscription Shares subscribed for and to meet his/its obligations under this Agreement, and the source of funds of such Investor is in compliance with all Applicable Laws and not the subject of any form of sanction under any Applicable Law.

8.3	If prior to Closing, any event shall occur which results or may result in any of such Investor’s warranties in Clause 8.1 being unfulfilled, untrue, incorrect or misleading at the date of this Agreement and/or at the Closing Date, such Investor upon becoming aware of the same, shall as soon as reasonably possible notify the Warrantors in writing prior to Closing and such Investor shall make all such investigations and/or do all such acts concerning the event or matter (including bearing the costs) which the Warrantors may reasonably require.

9.	INVESTOR RIGHTS

9.1	Any further fund raising will similarly be by way of issuing new shares (be it by way of ordinary shares (regardless of share class), preferential shares, share options and/or similar instruments), with the shareholding interests of the then existing Shareholders diluted on a pro rata basis accordingly.

9.2	The Board reserved matters mentioned in Schedule 4 shall require the prior written consent or affirmative vote at the relevant Board meeting of a majority of the Board, including the prior written consent or affirmative vote of the directors appointed by the Lead Investor.

9.3	The Shareholders’ reserved matters mentioned in Schedule 5 shall require the prior written consent or affirmative vote at the relevant Shareholders’ meeting of the Shareholders collectively holding no less than 50% of the share capital of the Company as such point in time, including the prior written consent or affirmative vote of the Lead Investor.

10.	CLOSING AND PAYMENT OF CONSIDERATION

10.1

Subject to Clause 10.2 and 10.3, Closing shall take place on the Closing Date at the office of the Company (or at such other place as the Parties may agree, including but not limited to Closing by way of electronic means) where all of the events described below shall occur.

10.2	On Closing, against compliance by the Company with Clause 10.3, the Investors shall transfer the relevant Consideration for the relevant Subscription Shares to the Company’s Bank Account.

9

10.3	On Closing, the Company shall do the following on the Closing Date:

(a)	enter the Investors as members of the Company on the Company’s share register;

(b)	do all things necessary in respect of the allotment and issuance of the Subscription Shares in accordance with all Applicable Laws; and

(c)	issue the respective share certificate(s) in the name of the Investors in respect of the relevant Subscription Shares duly and validly allotted and issued by the Company.

11.	POST-CLOSING UNDERTAKINGS

11.1	As condition subsequent to the Investors investing in the Company and subject to the Closing taking place, the Company undertakes to:

(a)	provide the Investors with a certified true copy of the Company’s share register which reflects the Investors as members of the Company following Closing within 5 Business Days after the Closing;

(b)	deliver the share certificates to the Investors in respect of their respective Subscription Shares within 5 Business Days after the Closing;

(c)	effect and put in place a share option plan for up to 10% of the enlarged share capital of the Company for the benefit of the key management and advisors of the Group which shall be administered by a committee appointed by the Board; and

(d)	enter into an appropriate lock-up agreement or undertaking in connection with the IPO on NASDAQ (or such other stock exchange as may be approved by the Investors) and as may be required by the relevant exchange regulator, save that such lock-up period shall be for at least a six month period post completion of IPO, and (ii) procure all other shareholders with at least 5% of the issued shares at IPO to enter into the same lock- up arrangement.

12.	TERMINATION

12.1	Without prejudice to any other remedies available, if any Party either fails to comply with the conditions precedent in Clause 4.1, breaches any of the Warranties, fails to comply with the Closing Provisions, or breaches any other Clause in this Agreement, the Party/Parties (acting jointly, if the case may be) not in default may:

(a)	defer Closing to an agreed date, and Clause 10 shall apply to the Closing as so deferred; or

(b)	waive the relevant non-compliance with the Closing Provisions and proceed to Closing (without prejudice to its rights under the Applicable Laws); and

(c)	if the option in Clause 12.1(a) is chosen, and Closing does not take place by the agreed deferred date, terminate this Agreement.

12.2	The Parties may, without any Party defaulting, terminate this Agreement by mutual agreement in writing before Closing.

12.3	Termination of this Agreement shall be without prejudice to any liability or obligations in respect of any matters, undertakings or conditions which shall not have been observed or performed by the relevant Party prior to such termination.

12.4	Any right of termination conferred upon the Parties shall be in addition to and without prejudice to all other rights and remedies available to them and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy.

12.5	In respect of each Investor, this Agreement shall otherwise terminate with respect to such Investor upon the date when such Investor ceases to hold any Shares in the Company or when superseded by another agreement between the Parties on the same subject-matter.

10

13.	CONFIDENTIALITY AND ANNOUNCEMENT

13.1	Each of the Parties undertakes to keep confidential and at all times shall not disclose publicly or to any third party the Confidential Information, the substance of negotiations between the Parties relating to this Agreement, and shall not directly or indirectly make use of, copy in any form or reproduce on any medium, or disclose publicly or to any third party any Confidential Information, except and to the extent that the disclosure:

(a)	is required by any Applicable Laws, provided that such Party shall (unless prohibited by any Applicable Law) promptly give to the other Parties such notice of such disclosure and shall co-operate with the other Parties, having due regard to the other Parties’ views, and take such steps as the other Parties may reasonably require in order to enable it to mitigate the effects of such disclosure;

(b)	is required for the purpose of any judicial proceeding arising out of this Agreement;

(c)	is made by the Group Companies, their shareholders and their representatives to the Group Companies’ employees and other approved third party advisors or consultants (“Representatives”) on a need-to-know basis for the purpose of executing and performing this Agreement and on terms that all Representatives receiving Confidential Information agree to comply with the provisions of this Clause 13.1 as if they were a party to this Agreement;

(d)	is of information that is or becomes publicly available (other than by breach of this Agreement);

(e)	is made after the Party whose information is to be disclosed has given prior written approval for the disclosure; or

(f)	is of information that is independently developed by the recipient or is lawfully in his possession prior to the disclosure to him of the information.

13.2	The Parties’ confidentiality obligations under Clause 13.1 shall survive for a period of two (2) years from the date all of the Investors cease to own any Shares in the Company.

13.3	No public announcement or publication in respect of this Agreement or any transactions contemplated under this Agreement shall be made without prior written consent from the other Parties, save that for any announcements or publications required by any Applicable Laws may be made with notice (whether before or after the announcement or publication is made) to the other Parties, with a reasonable opportunity to comment on such announcement or publication. For the avoidance of doubt, any announcement or publication includes the timing and contents of such announcements and/or publications.

13.4	Clause 13.1 shall not prohibit disclosure of any information by the Parties for the purpose of effecting a sale of shares, if such disclosure is made to a third party who had entered into bona fide discussions with the relevant Party to purchase its shares, or to the Representatives of such third party, and provided that the third party and its Representatives agree to keep such information confidential on terms which are reasonable for the protection of the interests of the Parties by the execution of confidentiality agreements.

11

13.5	Clause 13.1 shall not prohibit disclosure of any information by the Parties for the purpose of inviting potential investors to participate in this financing round on the same or similar terms as found in this Agreement, or in any preceding term sheet, if such disclosure is made to a third party who had entered into bona fide discussions with the relevant Party to subscribe for ordinary shares, or to the Representatives of such third party, and provided that the third party and its Representatives agree to keep such information confidential on terms which are reasonable for the protection of the interests of the Parties by the execution of confidentiality agreements.

13.6	All Confidential Information shall remain the property of the Party disclosing such information. No rights, including but not limited to, intellectual property rights, in respect of the Confidential Information are granted to the other Party. Upon termination of this Agreement, the Party receiving Confidential Information shall return or destroy such Confidential Information, together with copies thereof. Where Confidential Information is in physical form, destruction shall mean the shredding of documents; where Confidential Information is in digital form, destruction shall mean the permanent deletion of digital copies.

13.7	The Parties agree that damages alone would not be an adequate remedy for any breach of this Agreement by the Receiving Party, as it would cause irreparable injury to the Company. In addition to all other rights and remedies available to the Company at law or in equity, the Company shall be entitled to an injunction to restrain any act in breach of this Agreement and to specific performance of any act required to perform this Agreement.

14.	MISCELLANEOUS

14.1	Costs and Expenses

Each Party shall bear its own costs and expenses incurred in connection with negotiating, preparing and completing this Agreement and the transactions contemplated in this Agreement, save that the Company shall (if Closing occurs) reimburse reasonable expenses incurred by the Investors in connection with the drafting, preparation, negotiation and entry into of the transaction contemplated under this Agreement up to S$10,000 in aggregate.

14.2	Notices

14.2.1	All notices and communications given under this Agreement shall be in writing in the English language and shall be delivered personally, sent by registered post, courier or email (as applicable) to the addresses associated with each of the Parties as follows:

Party:	Address / Email:

Investor	Please refer to Schedule 1

Company	2 Venture Drive, #07-06/07 Vision Exchange, Singapore 608526

14.2.2	The Parties shall be entitled to mutually agree in writing to serve notices and communications by way of email, and email attachments, and in such a case, shall exchange valid email addresses in writing for this purpose.

14.2.3	Each Party shall notify the other Parties in writing when there is any change to its details.

14.2.4	A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by email, provided that any notice received after 5 pm (Singapore time) on a Business Day or on any day that is not a Business Day will be deemed to have been received on the next Business Day.

14.3	Assignment

This Agreement shall be binding upon and enure for the benefit of the successors of the Parties. None of the Parties shall be entitled to assign this Agreement or any of its rights and obligations hereunder, save that each Investor shall be entitled to assign its rights and obligations to another party with prior written approval from the Company.

12

14.4	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by all the Parties.

14.5	Further Assurance

Each Party undertakes to and for the benefit of each of the other Parties to this Agreement that it shall execute and do and take such steps as may be in its power to procure that all other necessary persons or companies, if any, execute and do all such further deeds, assurances, acts and things as may be required so that full effect may be given to the provisions of this Agreement.

14.6	Severability

14.6.1	If any provision of this Agreement is deemed invalid, illegal, or unenforceable, it shall be modified to the minimum extent necessary to make it valid, legal, and enforceable.

14.6.2	If any provision of this Agreement is deemed invalid, illegal, or unenforceable, and cannot be modified, such provision shall be deleted from this Agreement, but without invalidating any of the other provisions which are severable and shall remain in full force and effect.

14.7	Waiver

No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such a right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

14.8	Counterparts and Signatures

The Parties may execute this Agreement in any number of counterparts, each of which when executed shall constitute an original, but all counterparts shall together constitute the single Agreement. The Parties further agree that this Agreement may be executed electronically, and each Party’s electronic signature shall be valid and binding.

14.9	Entire Agreement

This Agreement constitutes the entire agreement between the Parties and supersedes all previous agreements, promises, assurances, warranties, representations, and understandings between them, whether written or oral, relating to its subject matter.

14.10	Language

This Agreement shall be executed and construed in the English language.

14.11	Governing Law and Jurisdiction

This Agreement and any non-contractual obligations arising out of, or in connection with it, shall be governed by, and interpreted in accordance with Singapore law, and the Parties irrevocably submit to the exclusive jurisdiction of Singapore courts.

14.12	No Third-Party Enforcement

The Contracts (Rights of Third Parties) Act 1999 of Singapore shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified, or shall form part of a class of persons so named, referred to, or identified, in this Agreement) shall have no right whatsoever under the Contracts (Rights of Third Parties) Act 1999 of Singapore to enforce this Agreement or any of its terms.

13

IN WITNESS WHEREOF, this Agreement has been entered on the day and year first above written:

The Investor

Signed by

in the presence of:

The Company

Signed by
DR SIAW TUNG YENG
for and on behalf of
MOBILE-HEALTH NETWORK SOLUTIONS

in the presence of:

14

SCHEDULE 1

Particulars of the Investors

Investor	Address / Contact details	No. of Subscription Shares	Consideration

(NRIC No. )

15

SCHEDULE 2

Particulars of the Group Companies

[Intentionally omitted]

16

SCHEDULE 3

Warranties

[Intentionally omitted]

17

SCHEDULE 4

Board Reserved Matters

1.	The appointment of or any subsequent change in the Key Persons.

2.	The creation of any Encumbrance over any Group Company’s property, which when aggregated with such transactions by the Group Company in the same financial year, exceeds S$200,000 or which exceeds S$100,000 in a single transaction.

3.	Any change in the nature and/or scope of the Business of any Group Company.

4.	The approval of, or any amendment to, the business plan of the Group Companies.

5.	The approval of the annual budget of the Group (including any amendments, modifications, addendum or additions thereto).

6.	The establishment, terms (and amendment to such terms) or termination of any employee share option scheme or phantom employee share option scheme of any Group Company.

7.	The exercise of any Group Company’s powers to provide guarantees or indemnities.

8.	The exercise of the borrowing powers of any Group Company, other than borrowings approved in the annual budget, which when aggregated with borrowings by the Group Company in the same financial year, exceeds S$200,000 or which exceeds S$100,000 in a single transaction.

9.	The incurring by any Group Company of any capital expenditure (including the acquisition of any undertaking or asset whether under lease or hire purchase or otherwise) other than capital expenditure approved in the annual budget, which exceeds S$100,000 in any 12-month period.

10.	The approval of the audited financial statements (including any amendments, modifications, addendum or additions thereto) of any Group Company.

11.	The commencement, defence or settlement by any Group Company of any litigation, arbitration or administrative proceedings which exceeds S$100,000 other than as plaintiff in the collection of debts arising in the ordinary course of business.

12.	Any Group Company entering into any contract or arrangement (whether legally binding or not) outside of the ordinary course of business.

13.	Any payments which exceeds $100,000 in a single transaction.

18

SCHEDULE 5

Shareholder Reserved Matters

1.	Any initial public offering of any Group Company or any public offer of shares in the Company and/or any Group Company.

2.	Any amalgamation or reconstruction of the Company and/or any Group Company, or any merger of the Company and/or any Group Company with any corporation, firm or other body.

3.	Any disposal or the acquisition of, or investment in, any undertaking, assets (including, without limitation, copyright, trademarks, service marks, patents or other intellectual property rights and any interest in any land or real property) or shares or other equity interests by the Company and/or any Group Company.

4.	Any change in the maximum and minimum number of directors of the Company and/or any Group Company.

5.	Any transaction by the Company and/or any Group Company with any of its related corporations, any shareholder or director of any Group Company, or any company or business in which the shareholders or directors of any Group Company or any one of them has a financial interest (except for any transaction with a wholly-owned company).

6.	Any amendment to the Articles (other than the Amended Articles) and/or the constitution (or equivalent constitutional documents) of any Group Company.

7.	The declaration or payment of any dividends or other distribution of profits of the Company (whether in cash or in specie).

8.	Any repurchase, cancellation or redemption of the Company and/or any Group Company’s share capital or any reduction, consolidation, subdivision or reclassification or other alteration of the Company and/or any Group Company’s capital structure.

9.	The variation of any rights attaching to any shares in the capital of the Company and/or any Group Company or making of any call upon monies unpaid in respect of any issued shares.

10.	The dissolution, liquidation, or winding-up of the Company and/or any Group Company.

11.	Any increase in the share capital of the Company and/or any Group Company, or the issue or grant of any option over the unissued share capital of the Company and/or any Group Company, or the issue of any new class of shares in the capital of the Company and/or any Group Company, or the issuing of any convertible securities by the Company and/or any Group Company.

12.	The appointment or removal of, or change in, the auditors of the Company and/or any Group Company.

13.	The Company and/or any Group Company entering into, or terminating any material partnership, joint venture, profit-sharing agreement or collaboration.

14.	Any change to the anti-bribery and corruption policies of the Company and/or any Group Company.

15.	The change of name of the Company and/or any Group Company.

19